Exhibit 99.5

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Information”) included herein presents the unaudited pro forma condensed combined balance sheet (“Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statement of operations (“Pro Forma Statement of Operations”) based upon the audited historical financial statements of Bally’s Corporation (“Bally’s” or the “Company”), the Acquired Companies (as defined below) and Gamesys Group plc (“Gamesys”), after giving effect to the acquisitions of the Acquired Companies (the “Completed Acquisitions”) and the Company’s planned combination with Gamesys (the “Gamesys Combination”), the Financing Transaction (as defined below) and the Equity Offerings (as defined below) (collectively, the “Transactions”), and the adjustments described in the accompanying notes.

The Pro Forma Statement of Operations for the year ended December 31, 2020 gives effect to the Transactions as if each of them had occurred on January 1, 2020. The Pro Forma Balance Sheet as of December 31, 2020 gives effect to the Company’s acquisition (the “MontBleu Acquisition”) of MontBleu Resort Casino & Spa (“MontBleu”), the Gamesys Combination, the Financing Transaction, and the Equity Offerings as if each of them had occurred on December 31, 2020.

The Unaudited Pro Forma Financial Information set out below have been prepared in accordance with Article 11 of Regulation S-X, as amended by the Securities and Exchange Commission (“SEC”) Final Rule Release No. 33 10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses using accounting policies in accordance with principles generally accepted in the United States of America (“U.S. GAAP”).

The Unaudited Pro Forma Financial Information reflects transaction related adjustments management believes are necessary to present fairly Bally’s Pro Forma Balance Sheet and Pro Forma Statement of Operations.

The Unaudited Pro Forma Financial Information has been prepared for illustrative purposes only. The hypothetical ﬁnancial position or results included in the Unaudited Pro Forma Financial Information may differ from the Company’s actual ﬁnancial position or results following the Transactions. The Unaudited Pro Forma Financial Information has been prepared on the basis set out in the notes below and has been prepared in a manner consistent with the accounting policies applied by the Company in its historical financial statements for the year ended December 31, 2020. In preparing the Unaudited Pro Forma Financial Information, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Bally’s, the Acquired Companies and Gamesys.

Completed Acquisitions

On July 1, 2020, the Company closed its acquisition of each of IOC-Kansas City, Inc. (“Casino KC”) and Rainbow Casino-Vicksburg Partnership, L.P. (“Casino Vicksburg”) from Caesars Entertainment, Inc., formerly Eldorado Resorts, Inc. (“Caesars”), for an aggregate purchase price of $230,000,000 in cash, subject to customary post-closing adjustments pursuant to the terms of an Equity Purchase Agreement, dated July 10, 2019, among Bally’s, Caesars and various of their affiliates. This acquisition was funded with available cash on hand at July 1, 2020 and from borrowings under the Company’s revolving credit facility.

On December 23, 2020, the Company closed its acquisition of Eldorado Resort Casino Shreveport (“Shreveport”) from Caesars for a purchase price of $140,000,000 in cash, subject to customary post-closing adjustments pursuant to the terms of an Equity Purchase Agreement, dated April 24, 2020 (the “Shreveport/MontBleu Agreement”), among Bally’s, Caesars and certain of their affiliates. This acquisition was funded with available cash on hand at December 23, 2020 and from borrowings under the Company’s revolving credit facility.

On April 6, 2021, the Company completed its acquisition of MontBleu from Caesars for a purchase price of $15,000,000 in cash, payable one year from the closing date, subject to customary post-closing adjustments pursuant to the terms of the Shreveport/MontBleu Agreement. The Company expects that this acquisition will be funded with available cash on hand or available borrowings under the Company’s existing debt agreements when due in April 2022.

The acquisitions of Casino KC, Casino Vicksburg, Shreveport and MontBleu (together the “Acquired Companies”) are being accounted for as business combinations using the acquisition method with Bally’s as the accounting acquirer in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting the respective purchase prices for the Completed Acquisitions will be allocated to the Acquired Companies’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the relevant acquisition.

Gamesys Combination

On April 13, 2021, the Company issued an announcement pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers disclosing the terms of the Gamesys Combination pursuant to which Bally’s would acquire the entire issued and to be issued ordinary share capital of Gamesys. Under the terms of the Gamesys Combination, Gamesys shareholders would be entitled to receive 1,850 pence in cash for each share of Gamesys or, under a share alternative, Gamesys shareholders would be able to elect to receive newly issued common shares of the Company in lieu of part or all of the cash consideration to which they would be entitled to elect to receive under the Gamesys Combination at an exchange ratio of 0.343 new Bally’s common shares for each Gamesys share. The minimum number of shares to be issued, per agreement with certain shareholders, is 9,196 thousand which is the number of shares assumed to be issued for purposes of this Unaudited Pro Forma Financial Information. An increase in the number of shares issued could materially impact the Unaudited Pro Forma Financial Information. The Gamesys Combination is expected to be accounted for as a business combination using the acquisition method with Bally’s as the accounting acquirer in accordance with ASC 805. In arriving at the conclusion that Bally’s is the accounting acquirer, the Company considered the structure of the transaction, relative outstanding share ownership, the composition of the combined company’s board of directors, the relative size of Bally’s and Gamesys, and the designation of certain senior management positions of the combined company.

Financing Transaction

On April 13, 2021, Bally’s entered into a $2,378 million secured bridge loan agreement (the ‘‘Bridge Facility’’), subject to limited conditions, under which the lenders party thereto agreed to provide the financing necessary to pay the cash portion of the consideration payable to Gamesys’ shareholders ($2,143 million) upon consummation of the Gamesys Combination and related fees and expenses of $14.3 million. The remaining proceeds from the Bridge Facility, together with partial proceeds from the Equity Offerings and, if funded, the GLPI Commitment (defined below), will be utilized to repay the outstanding balance of Gamesys’ EUR and GBP Term Facilities ($693 million). The amount of the Bridge Commitment may be reduced by certain proceeds from the Equity Offering.

Bally’s has also entered into a commitment letter (the “GLPI Commitment Letter”) with Gaming & Leisure Properties, Inc. (“GLPI”) pursuant to which GLPI has irrevocably committed to purchase shares of our common stock, or, subject to U.S. regulatory requirements, warrants, with a value of up to $500 million (the “GLPI Commitment”) at a price per share based on the volume-weighted average price determined over a period of time prior to such issuance.  The proceeds may be used to fund a portion of the aggregate cash consideration for the Combination, acquisition costs and fees and expenses incurred by Bally’s and its affiliated entities related to the Combination, or to refinance the existing indebtedness of Gamesys.  The GLPI Commitment contemplates that Bally’s and GLPI will affect one or more takeout sale and leaseback transactions, thereby reducing the number of Bally’s shares (or warrants) to be issued to GLPI. The amount of the GLPI Commitment may be reduced by certain net proceeds from the Equity Offerings.

The incurrence of the Bridge Facility and issuance of shares pursuant to the GLPI Commitment are collectively referred to as the “Financing Transaction”.

Equity Offerings

Common Stock Offering. The Company expects to offer and issue (the “Common Stock Offering”) $600 million of its common stock, par value $0.01 (the “Common Stock”). The Unaudited Pro Forma Financial Information assumes a public offering price in the Common Stock Offering of $62.01 per share, which is the last reported sale price of the Common Stock on the New York Stock Exchange on April 7, 2021, and would result in the issuance of 9,674 thousand shares in the Common Stock Offering, subject to changes in stock price among other factors. The Company has estimated total net proceeds for the Common Stock Offering of $579 million, net of estimated issuance costs of $21 million. The amounts set forth above in this paragraph and elsewhere in the Unaudited Pro Forma Financial Information assume no exercise of the underwriters’ option to purchase additional shares of the Company’s common stock in connection with the Common Stock Offering.

TEU Offering. The Company expects to offer and issue (the “TEU Offering” and, together with the Common Stock Offering, the “Equity Offerings”) $250 million of tangible equity units (each, a “TEU”). Each TEU will be comprised of two parts: (1) a prepaid stock purchase contract (a “TEU purchase contract”) and (2) a senior amortizing note (a “TEU amortizing note”) that will pay equal quarterly installments. Unless earlier redeemed by the Company in connection with a Gamesys Combination termination redemption or settled earlier at the holder’s option or at the Company’s option, each TEU purchase contract will, subject to postponement in certain limited circumstances, automatically settle on April 15, 2024, and the Company will deliver a specified number of shares of Common Stock per TEU based upon applicable settlement rates and the market value of the Company’s Common Stock. The TEU amortizing notes are expected to have a specified initial principal amount and a specified interest rate and the Company will make specified payments of interest and partial repayments of principal on quarterly installment payment dates.

The Unaudited Pro Forma Financial Information reflects the expected issuance of the TEU purchase contract portion of the TEUs as additional paid-in-capital, net of issuance costs, and the TEU amortizing notes portion of the TEU as long-term debt, net of issuance costs. The Company has estimated total net proceeds for the TEU Offering of $241.25 million, net of estimated issuance costs of $8.75 million, which has been allocated to the TEU purchase contracts and the TEU amortizing notes based on the relative fair values of the respective components, determined based on the most recent fair market estimates at the time of filing. The Company has estimated that the allocation of the net proceeds of the TEU is $201.0 million, net of issuance costs of $7.3 million for the TEU purchase contracts and $41.8 million, net of issuance costs of $1.5 million for the TEU purchase contracts.

Based on the expected structure of the TEU, the Company currently expects the TEU purchase contracts to meet equity classification. The classification of the TEU will be subject to detailed assessment once finalized and a different conclusion may result in a material impact on the information presented.

The Company intends to use the net proceeds from the Equity Offerings to partially fund the cash portion of the consideration payable for the Gamesys Combination. Upon the consummation of the Equity Offerings, all or substantially all of the net proceeds will be placed in an escrow account with one of the banks that have committed to finance the Gamesys Combination to reduce such financing commitments. If the Gamesys Combination is terminated, lapses or is withdrawn for any reason prior to the consummation of the Gamesys Combination, the net proceeds of the Equity Offerings will be released to the Company from escrow and, after payment of any cash redemption amount and/or repurchase price, used for general corporate purposes. The Equity Offerings are not contingent on the consummation of the Gamesys Combination, and the consummation of the Gamesys Combination is not contingent on the consummation of the Equity Offerings, and, as a result, it is possible that the Equity Offerings occur and the Gamesys Combination does not occur and vice versa.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

(in thousands)

		Pro forma adjustments
(In thousands)	Bally’s Historical (Note 2)	MontBleu pre-acquisition results and reclassifications (Note 5)	MontBleu Combination Adjustments (Note 6)		Gamesys (US GAAP) (Note 7)	Gamesys Combination Adjustments (Note 8)		Financing Transaction (Note 9)		Equity Offerings (Note 10)		Pro forma Combined Company
Assets
Cash and cash equivalents	$123,445	$2,494	$-		$289,788	$(2,877,130)	8(a)	$2,864,022	9(a)	$5,250	10(a)	$407,869
Restricted cash	3,110	-	-		-	-		-		-		3,110
Players deposit	-	-	-		40,347	-		-		-		40,347
Accounts receivable, net	14,798	1,370	-		54,386	-		-		-		70,554
Inventory	9,296	537	-		-	-		-		-		9,833
Tax receivable	84,483	-	-		-	-		-		-		84,483
Prepaid expenses and other current assets	53,823	1,271	-		5,180	-		-		-		60,274
Total current assets	288,955	5,672	-		389,701	(2,877,130)		2,864,022		5,250		676,469

Property and equipment, net	749,029	56,259	(49,345)	6(a)	12,131	-		-		-		768,074
Right of use assets, net	36,112	41,636	16,171	6(a)	29,851	-		-		-		123,770
Goodwill, net	186,979	5	(5)	6(a)	717,245	1,268,861	8(a)	-		-		2,173,086
Intangible assets, net	663,395	4,368	4,532	6(a)	555,586	1,047,380	8(b)	-		-		2,275,261
Deferred tax assets	-	-	-		13,494	-		-		-		13,494
Other assets	5,385	8	-		6,952	-		-		-		12,345
Total assets	$1,929,855	$107,948	$(28,647)		$1,724,960	$(560,888)		$2,864,022		$5,250		$6,042,499

Liabilities and Shareholders' Equity
Current portion of long-term debt	$5,750	$-	$-		$-	$-		$-		$-		$5,750
Current portion of lease obligations	1,520	550	1,877	6(a)	8,315	-		-		-		12,262
Current portion of cross currency and interest rate swap payable	-	-	-		5,043	-		-		-		5,043
Accounts payable	15,869	661	-		17,038	-		-		-		33,568
Payable to players	-	-	-		40,347	-		-		-		40,347
Accrued liabilities	120,055	2,263	15,000	6(b)	143,395	26,580	8(c)	-		-		307,292
Total current liabilities	143,194	3,474	16,877		214,138	26,580		-		-		404,262

Lease obligations, net of current portion	62,025	65,790	(14,051)	6(a)	22,627	-		-		-		136,391
Long-term debt, net of current portion	1,094,105	-	-		692,574	(692,574)	8(e)	2,364,022	9(b)	(774,711)	10(a),(b),(d)	2,683,415
Pension benefit obligations	9,215	-	-		-	-		-		-		9,215
Deferred tax liability	36,983	-	1,675	6(a)	60,520	244,043	8(f)	-		-		343,221
Naming rights liabilities	243,965	-	-		-	-		-		-		243,965
Other long-term liabilities	13,770	436	-		27,125	-		-		-		41,331
Total liabilities	$1,603,257	$69,700	$4,501		$1,016,984	$(421,951)		$2,364,022		$(774,711)		$3,861,801
Shareholders’ equity
Common stock	307	-	-		14,994	(14,898)	8(g)	81	9(c)	97	10(c)	580
Additional paid-in capital	294,643	-	-		12,131	583,391	8(g)	499,919	9(c)	808,153	10(b),(c)	2,198,238
Treasury stock, at cost	-	-	-		-	-		-		-		-
Retained earnings	34,792	38,248	(33,148)	6(a),(c)	335,723	(362,303)	8(g)	-		(28,289)	10(d)	(14,977)
Other reserves	-	-	-		345,128	(345,128)	8(g)	-		-		-
Accumulated other comprehensive loss	(3,144)	-	-		-	-		-		-		(3,144)
Total shareholders’ equity	326,598	38,248	(33,148)		707,976	(138,938)		500,000		779,961		2,180,698
Total liabilities and shareholders’ equity	$1,929,855	$107,948	$(28,647)		$1,724,960	$(560,888)		$2,864,022		$5,250		$6,042,499

See accompanying notes to the Unaudited Pro Forma Financial Information, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020

(in thousands, except share and per share amounts)

		Pro forma adjustments
(In thousands, except for shares and share price)	Bally’s Historical (Note 2)	Completed Acquisitions pre-acquisition results and reclassifications (Note 3) (a)	Completed Acquisitions Adjustments (Note 4)		Gamesys (US GAAP) (Note 7)	Gamesys Combination Adjustments (Note 8)		Financing Transaction (Note 9)		Equity Offerings (Note 10)		Pro forma Combined Company
Revenues	$372,792	$124,348	$-		$934,398	$-		$-		$-		$1,431,538

Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	138,669	56,911	-		513,489	-		-		-		709,069
Advertising, general and administrative	176,943	44,069	2,920	4(a)	170,778	-		-		-		394,710
Goodwill and asset impairment	8,659	-	-		-	-		-		-		8,659
Expansion and pre-opening	921	-	-		-	-		-		-		921
Acquisition, integration and restructuring expense	13,257	-	-		4,751	26,580	8(c)	-		28,289	10(d)	72,876
Storm related losses, net of insurance recoveries	14,095	-	-		-	-		-		-		14,095
Rebranding	792	-	-		-	-		-		-		792
Depreciation and amortization	37,842	14,553	(2,780)	4(b),(c)	121,599	50,532	8(d)	-		-		221,745
Foreign Exchange Gain/Loss	-	-	-		5,393	-		-				5,393
Total operating costs and expenses	391,178	115,533	140		816,009	77,111		-		28,289		1,428,260
Income (loss) from operations	(18,386)	8,815	(140)		118,389	(77,111)		-		(28,289)		3,278

Other income (expense)
Interest income	612	-	-		642	-		-		-		1,254
Interest expense, net of amounts capitalized	(63,248)	(6,167)	(498)	4(d)	(30,817)	30,817	8(e)	(53,161)	9(d)	(955)	10(e)	(124,029)
Change in value of naming rights liabilities	(57,660)	-	-		-	-		-		-		(57,660)
Gain on bargain purchases	63,871	-	5,100	4(e)	-	-		-		-		68,971
Total other expense	(56,425)	(6,167)	4,602		(30,175)	30,817		(53,161)		(955)		(111,464)
		-
Income (loss) before provision for income taxes	(74,811)	2,648	4,462		88,214	(46,294)		(53,161)		(29,243)		(108,187)
Provision (Benefit) for income taxes	(69,324)	322	1,249	4(f)	1,926	(8,796)	8(f)	(14,885)	9(e)	(8,188)	10(f)	(97,696)
Net income (loss)	$(5,487)	$2,326	$3,212		$86,288	$(37,498)		$(38,276)		$(21,055)		$(10,491)

Earning per share (Note 11):
Basic	$(0.18)											$(0.18)
Diluted	$(0.18)											$(0.18)

Weighted average shares outstanding (Note 11)
Basic	31,315,151					9,605,201	11(a)	8,063,216	11(a)	9,675,859	11(a)	58,659,426
Diluted	31,315,151					9,605,201	11(a)	8,063,216	11(a)	9,675,859	11(a)	58,659,426

(a)	Includes pre-acquisition results for (1) Casino KC and Casino Vicksburg for the period from January 1, 2020 through June 30, 2020, (2) Shreveport for the period from January 1, 2020 through December 22, 2020 and (3) MontBleu for the period from January 1, 2020 through December 31, 2020. See Note 3 for reclassification adjustments made to conform the Completed Acquisitions to the presentation used by Bally’s.

See accompanying notes to the Unaudited Pro Forma Financial Information, which are an integral part of these statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

The Unaudited Pro Forma Financial Information has been prepared based on U.S. GAAP and pursuant to the rules and regulations of Securities and Exchange Commission’s (“SEC”) Regulation S-X and presents the Pro Forma Balance Sheet and Pro Forma Statement of Operations of the combined companies based upon the historical financial information of Bally’s, the Acquired Companies and Gamesys, after giving effect to the following transactions:

•	The Completed Acquisitions;

•	The Gamesys Combination;

•	The Financing Transaction; and

•	The Equity Offerings.

The Unaudited Pro Forma Financial Information is not necessarily indicative of what Bally’s consolidated statements of operations or consolidated balance sheet would have been had the Acquisitions been completed as of the dates indicated or will be for any future periods. The Unaudited Pro Forma Financial Information does not purport to project the future financial position or results of operations of Bally’s following the Transactions. The Unaudited Pro Forma Financial Information reflects transaction related adjustments management believes are necessary to present fairly Bally’s Pro Forma Balance Sheet and Pro Forma Statement of Operations assuming the Transactions (other than, in the case of Bally’s Pro Forma Balance Sheet, the Casino KC, Casino Vicksburg and Shreveport acquisitions) had been consummated as of December 31, 2020 and January 1, 2020, respectively. The transaction related adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Bally’s financial condition and results of operations as a result of the closing of the Transactions. All dollar amounts are presented in thousands, unless otherwise noted.

Bally’s has concluded that the MontBleu Acquisition and the Gamesys Combination each represent business combinations pursuant to ASC 805. As of the date of this filing, the calculations necessary to estimate the fair values of the assets acquired and liabilities assumed have been performed based on a preliminary valuation for the MontBleu Acquisition, and based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions for the Gamesys Combination.. The Company will continue to refine its identification and valuation of assets acquired and the liabilities assumed as further information becomes available. Using the total consideration for the transactions, Bally’s has preliminarily allocated the purchase price to such assets and liabilities as of January 31, 2021. These preliminary purchase price allocations have been used to prepare pro forma adjustments in the Unaudited Pro Forma Financial Information. The final purchase price allocations will be determined when Bally’s has completed the Gamesys Combination and the detailed valuations and other studies and necessary calculations. The final purchase price allocations could differ materially from the preliminary purchase price allocations. The final purchase price allocations may include changes in allocations to intangible assets, goodwill and bargain purchase based on the results of certain valuations and other studies that have yet to be completed and other changes to assets and liabilities.

The Unaudited Pro Forma Financial Information has been compiled in a manner consistent with the accounting policies adopted by Bally’s, and reflect certain adjustments to the Acquired Companies’ and Gamesys’ historical financial information to conform to the accounting policies of Bally’s based on a preliminary review of the Acquired Companies’ and Gamesys accounting policies.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Bally’s management believes are reasonable. The notes to the Unaudited Pro Forma Financial Information describe how such adjustments were derived and presented in the Pro Forma Balance Sheet and Pro Forma Statement of Operations. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Unaudited Pro Forma Financial Information. Certain historical financial statement caption amounts for Gamesys and the Acquired Companies have been reclassified or combined to conform to Bally’s presentation and disclosure requirements.

The Unaudited Pro Forma Financial Information should be read in conjunction with the audited consolidated financial statements and related notes of Bally’s, the Acquired Companies and Gamesys as of and for the year ended December 31, 2020.

Note 2 — Bally’s historical financial statements

The results and net assets of Bally’s as of and for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of Bally’s, as set out in Bally’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Note 3 — Completed Acquisitions pre-acquisition results and reclassifications

Certain reclassifications were directly applied to the pre-acquisition historical financial statements of the Acquired Companies to conform to the financial statement presentation of Bally’s.

Reclassifications in the Pro Forma Statement of Operations are as follows:

	Year Ended December 31, 2020
	Casino KC and Casino Vicksburg Before Reclassification	Shreveport Before Reclassification	MontBleu Reported	Reclassifications	Notes	Historical Acquisitions After Reclassifications
(In thousands)	Note (a)	Note (b)	Note (c)
Revenues	$25,130	$67,763	$31,455	$-		$124,348
				-
Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	10,493	34,974	13,819	(2,375)	(d)	56,911
Marketing & promotions	1,144	2,248	-	(3,392)	(d)	-
Advertising, general and administrative	9,068	11,765	14,893	8,343	(d)	44,069
Management Fee	514	2,062	-	(2,576)	(d)	-
Depreciation and amortization	2,913	6,904	4,736	-		14,553
Total operating costs and expenses	24,132	57,953	33,448	-		115,533
Income from operations	998	9,810	(1,993)	-		8,815
Other income (expense)			-
Interest expense, net of amounts capitalized	(1,730)	(4,437)	-	-		(6,167)
Total other expense	(1,730)	(4,437)	-	-		(6,167)
			-
Income before provision for income taxes	(732)	5,373	(1,993)	-		2,648
(Benefit) Provision for income taxes	322	-	-	-		322
Net income (loss)	$(1,054)	$5,373	$(1,993)	$-		$2,326

(a) The results of Casino KC and Casino Vicksburg for the period from January 1, 2020 through June 30, 2020 have been extracted from the audited combined financial statements of Casino KC and Casino Vicksburg, as set out in Bally’s Current Report on Form 8-K filed with the SEC on February 3, 2021.

(b) The results of Shreveport for the period from January 1, 2020 through December 22, 2020 have been extracted from the audited consolidated financial statements of Shreveport, as set out in Bally’s Current Report on Form 8-K filed with the SEC on February 12, 2021.

(c) The results of MontBleu for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of MontBleu, as set out in Bally’s Current Report on Form 8-K filed with the SEC on March 16, 2021.

(d) Represents the reclassification of balances in “Gaming, racing, hotel, food and beverage, retail, entertainment and other” ($2,375), “Marketing & promotions” ($3,392), and “Management Fee” ($2,576) to Advertising, general and administrative expenses.

Note 4 — Completed Acquisitions adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Unaudited Pro Forma Financial Information:

4(a) Represents a $2,920 increase in lease expense related to changes in the fair value of right of use asset and lease liabilities of the Acquired Companies.

4(b) Represents decrease in depreciation expense related to acquired property and equipment resulting from the fair value adjustment of assets acquired in the Completed Acquisitions. Bally’s estimated that the fair value of property and equipment was less than MontBleu’s book value by $49.3 million, greater than Shreveport’s book value by $45.9 million and less than Casino KC and Casino Vicksburg’s book value by $8.0 million. Therefore, depreciation expense decreased by a total of $2.9 million on a combined basis for the year ended December 31, 2020 using the straight-line method of depreciation, including a reduction in MontBleu depreciation expense of $2.5 million. The estimated remaining useful lives of acquired property and equipment from the Completed Acquisitions ranged from 2 years to 40 years:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Depreciation Method	Year ended December 31, 2020
Land improvements	$6,100	10	Straight Line	$428
Buildings and improvements	114,419	37	Straight Line	2,676
Furniture, fixtures and equipment	26,374	6	Straight Line	4,101
Vessels and automobiles	26,751	12	Straight Line	2,191
Total depreciation expense				9,396
Less: historical depreciation expense				(9,765)
Casino KC, Casino Vicksburg, and Shreveport Pro forma adjustment				(369)
Reduction in MontBleu depreciation expense				(2,536)
Total Pro forma Adjustment				$(2,905)

4(c) Represents the amortization of intangible assets related to the Completed Acquisitions over a three- to ten-year period as if the Completed Acquisitions occurred on January 1, 2020. The estimated useful lives were determined based on a review of the time period over which economic benefit is expected to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated, and management’s expectations based on historical experience with similar assets:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Amortization Method	Year ended December 31, 2020
Rated player relationships	1,300	8	Straight Line	$107
Total acquired finite lived intangible assets	1,300			107
Less: historical intangible asset amortization expense				(52)
Casino KC, Casino Vicksburg, and Shreveport Pro forma adjustment				55
Increase in MontBleu amortization expense				70
Total Pro forma Adjustment				$125

4(d) Represents the reversal of interest expense on intercompany loans recorded by Casino KC and Casino Vicksburg ($1,730) and Shreveport ($4,437). Additionally, represents the interest expense for borrowings that would have been needed to finance the $230 million purchase price of Casino KC and Casino Vicksburg and the $140 million purchase price of Shreveport had each of the acquisitions closed on January 1, 2020. The adjustment to record interest expense assumes the additional borrowings for Casino KC, Casino Vicksburg, and Shreveport were obtained on January 1, 2020 for both transactions and was outstanding until the point the Company had financing in place to fund each acquisition.

For the Casino KC and Casino Vicksburg transaction, interest expense of $2,540 was calculated using a weighted average rate of 4.43% for the first three months of 2020 at which point the Company had financing in place to fund the acquisition.

Interest expense of $4,125 for the Shreveport transaction was calculated assuming the additional debt of $140 million was outstanding at a weighted average rate of 3.8% until October 2020 at which point the Company had financing in place to fund the acquisition:

(In thousands)	Casino KC and Casino Vicksburg	Shreveport	Total Pro Forma Adjustment
Elimination of historical interest expense	$(1,730)	$(4,437)	$(6,167)
Interest expense related to net borrowings	2,540	4,125	6,665
Pro forma adjustment to interest expense	$810	$(312)	$498

4(e) Represents the non-recurring gain on bargain purchase recorded in connection with the MontBleu Acquisition.

4(f) Reflects the income tax effect of the Completed Acquisitions adjustments, calculated using Bally’s statutory tax rate of 28%. This rate may be subject to change and may not be reflective of Bally’s effective tax rate for future periods after consummation of the Transactions:

(In thousands)	Casino KC, Casino Vicksburg, and Shreveport	MontBleu	Total
Total Pro forma tax adjustment	$(37)	$1,286	$1,249

Note 5 – MontBleu pre-acquisition results and reclassifications

Certain reclassifications were directly applied to the pre-acquisition historical financial statements of MontBleu to conform to the financial statement presentation of Bally’s.

MontBleu reclassifications in the Pro Forma Balance Sheet are as follows:

	MontBleu Reported			MontBleu After Reclassifications
	December 31,			December 31,
(In thousands)	2020	Reclassifications	Note	2020
Assets
Cash and cash equivalents	$2,494	$-		$2,494
Accounts receivable, net	1,370	-		1,370
Inventory	537	-		537
Prepaid expenses and other current assets	1,271	-		1,271
Total current assets	5,672	-		5,672
Property and equipment, net	56,259	-		56,259
Right of use assets, net	-	41,636	(a)	41,636
Goodwill, net	5	-		5
Intangible assets, net	4,368	-		4,368
Other assets	41,644	(41,636)	(a)	8
Total assets	$107,948	$-		$107,948

Liabilities and Shareholders’ Equity
Current portion of lease obligations	-	550	(b)	550
Accounts payable	661	-		661
Accrued liabilities	2,813	(550)	(b)	2,263
Total current liabilities	3,474	-		3,474
Lease obligations, net of current portion	-	65,790	(c)	65,790
Deferred credits and other liabilities	66,226	(66,226)	(c)	-
Other long-term liabilities	-	436	(c)	436
Total liabilities	69,700	-		69,700
Commitments and contingencies	-	-		-
Shareholders’ equity:
Retained earnings	38,248	-		38,248
Total shareholders’ equity	38,248	-		38,248
Total liabilities and shareholders’ equity	$107,948	$-		$107,948

(a) Represents the reclassification of Other Assets ($41,636) to Right of Use Assets, net.

(b) Represents the reclassification of Accrued liabilities ($550) to Current portion of lease obligations.

(c) Represents the reclassification of Deferred credits and other liabilities ($66,226) to Lease obligations, net of current portion ($65,790) and Other long-term liabilities ($436).

Note 6 — MontBleu combination adjustments

6(a) Preliminary purchase consideration and purchase price allocation

The acquisition of MontBleu, which closed on April 6, 2021, resulted in Bally’s acquiring all of the outstanding equity securities of MontBleu for a purchase price of $15 million in cash, payable one year from the closing date, subject to certain customary post-closing adjustments.

Bally’s has performed a preliminary valuation analysis of the fair market value of MontBleu’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

(In thousands)
Purchase price	$15,000
Write-down/(write-up) of assets:
Property and equipment, net	49,345
Right of use assets	(16,171)
Intangible assets	(4,532)
Historical goodwill	5
(Write-down)/write-up of liabilities:
Lease obligations (current portion)	1,877
Lease obligations	(14,051)
Deferred income taxes	1,675
Elimination of equity:
Retained earnings	(38,248)
Bargain Purchase	$(5,100)

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of MontBleu based on its estimated fair value as of the closing date.

6(b) Represents the total purchase price for MontBleu, which is due in cash on the one-year anniversary of the closing of the transaction.

6(c) Represents the $5,100 non-recurring gain on bargain purchase recorded in connection with the MontBleu Acquisition.

Note 7— Gamesys reclassifications and IFRS to U.S. GAAP adjustments

Gamesys’ historical financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (‘‘IFRS’’), which differ in certain significant respects from U.S. GAAP as applied by Bally’s. Adjustments were made to Gamesys’ financial statements to convert them from IFRS to U.S. GAAP and to Bally’s existing accounting policies after evaluating potential areas of differences.

The historical financial information of Gamesys was prepared in accordance with IFRS and presented in Pounds Sterling. The historical financial information was translated from Pounds Sterling to U.S. dollars using the December 31, 2020 spot rate to translate the Balance Sheet and the average daily exchange rate for 2020 to translate the Statement of Operations:

GBP £ / USD $
December 31, 2020 spot rate	1.3631
Year ended December 31, 2020 average exchange rate	1.2840

These exchange rates may differ from future exchange rates which would have an impact on the Unaudited Pro Forma Financial Information and would also impact purchase accounting upon consummation of the acquisition. As an example, utilizing the daily closing exchange rate at April 7, 2021 of £1/US$1.379 would increase the translated amounts of net income for the year ended December 31, 2020, as well as increase total assets as of December 31, 2020, presented below, by approximately $6,361 and $19,785, respectively.

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Balance Sheet:

(In thousands)	Gamesys Reported IFRS (GBP) (a)	Reclassifications (GBP)	Note	Gamesys U.S. GAAP (GBP)	Gamesys U.S. GAAP (USD)
Current assets
Cash and cash equivalents	212,600	-		212,600	289,788
Player deposits	29,600	-		29,600	40,347
Accounts receivable, net	39,900	-		39,900	54,386
Taxes receivable	3,800	(3,800)	(b)	-	-
Prepaid expenses and other current assets	-	3,800	(b)	3,800	5,180
Total current assets	285,900	-		285,900	389,701
Non-current assets
Property and equipment, net	8,900	-		8,900	12,131
Intangible assets	407,600	-		407,600	555,586
Goodwill	526,200	-		526,200	717,245
Right-of-use assets	21,900	-		21,900	29,851
Deferred tax asset	9,900	-		9,900	13,494
Other long-term receivables	5,100	(5,100)	(c)	-	-
Other assets	-	5,100	(c)	5,100	6,952
Total assets	1,265,500	-		1,265,500	$1,724,960

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	98,600	(98,600)	(d),(e)	-	-
Accounts payable	-	12,500	(d)	12,500	17,038
Accrued liabilities	-	105,200	(e)	105,200	143,395
Other short-term payables	300	(300)	(d)	-	-
Current portion of cross currency and interest rate swap payable	3,700	-		3,700	5,043
Current portion of lease obligations	6,100	-		6,100	8,315
Interest payable	1,900	(1,900)	(e)	-	-
Payable to players	29,600	-		29,600	40,347
Provision for taxes	16,900	(16,900)	(e)	-	-
Total current liabilities	157,100	-		157,100	214,138
Non-current liabilities
Other long-term payables	13,100	(13,100)	(f)	-	-
Other long-term liabilities	-	19,900	(f)	19,900	27,125
Provisions	6,800	(6,800)	(f)	-	-
Lease obligations, net of current portion	16,600	-		16,600	22,627
Deferred tax liability	44,400	-		44,400	60,520
Long-term debt, net of current portion	508,100	-		508,100	692,574
Total liabilities	746,100	-		746,100	1,016,984
Equity
Retained earnings	246,300	-		246,300	335,723
Share capital	11,000	(11,000)	(g)	-	-
Common stock	-	11,000	(g)	11,000	14,994
Share premium	8,900	(8,900)	(g)	-	-
Additional paid-in capital	-	8,900	(g)	8,900	12,131
Other reserves	253,200	-		253,200	345,128
Total shareholders’ equity	519,400	-		519,400	707,976
Total liabilities and shareholders’ equity	1,265,500	-		1,265,500	$1,724,960

(a) The net assets of Gamesys as at December 31, 2020 have been extracted from the audited consolidated financial statements of Gamesys, as set out in Bally’s Current Report on Form 8-K, dated April 13, 2021, incorporated by reference herein.

The classification of certain items presented by Gamesys under IFRS have been modified in order to align with the presentation used by Bally’s under U.S. GAAP. There were no other material adjustments made to the balance sheet to align with U.S. GAAP based on management’s preliminary assessment of differences between IFRS and U.S. GAAP. The following modifications were made to the Unaudited Pro Forma Balance Sheet presentation:

(b) Reclassification of Taxes receivable to Prepaid expenses and other current assets.

(c) Reclassification of Other long-term receivables to Other assets.

(d) Reclassification of £12.2 million of trade payables from Accounts payable and accrued liabilities to Accounts payable and £0.3 million of Other short-term payables to Accounts payable.

(e) Reclassification of Interest payable, Provision for taxes, and £86.4 million of accrued liabilities included in Accounts payable and accrued liabilities to Accrued Liabilities.

(f) Reclassification of Other long-term payables and Provisions to Other long-term liabilities.

(g) Reclassification of Share capital and Share premium to Common stock and Additional paid-in capital, respectively.

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Statement of Operations:

		Reclassification and IFRS to GAAP adjustments (GBP)
(In thousands)	Gamesys Reported IFRS (GBP) (a)	Reclassification Adjustments	Leases	Notes	Gamesys US GAAP (GBP)	Gamesys US GAAP (USD)
Revenues	727,700	-	-		727,700	$934,398
		-	-
Operating costs and expenses	-	-	-		-	-
Distribution costs	399,900	(399,900)	-	(b)	-	-
Gaming, racing, hotel, food and beverage, retail, entertainment and other	-	399,900	-	(b)	399,900	513,489
Administrative costs	221,500	(221,500)	-	(c),(d)	-	-
Impairment of financial assets	5,000	(5,000)	-	(d)	-	-
Advertising, general and administrative	-	126,500	6,500	(d),(g)	133,000	170,778
Severance costs	1,900	(1,900)	-	(e)	-	-
Transaction related costs	1,800	(1,800)	-	(e)	-	-
Acquisition, integration and restructuring expense	-	3,700	-	(e)	3,700	4,751
Depreciation and amortization	-	100,000	(5,300)	(c),(g)	94,700	121,599
Foreign exchange loss/(gain)	4,200	-	-		4,200	5,393
Total operating costs and expenses	634,300	-	1,200		635,500	816,009
Income (loss) from operations	93,400	-	(1,200)		92,200	118,389
Other income (expense)
Fair value adjustments on contingent consideration	-	-	-		-	-
Interest income	(500)	-	-		(500)	(642)
Interest expense	24,000	(24,000)	-	(f)	-	-
Accretion on financial liabilities	1,200	(1,200)	-	(f)	-	-
Interest expense, net of amounts capitalized	-	25,200	(1,200)	(f),(g)	24,000	30,817
Total other expense	24,700	-	(1,200)		23,500	30,175
Income (loss) before provision for income taxes	68,700	-	-		68,700	88,214
Tax expense	1,500	-	-		1,500	1,926
Net income (loss)	67,200	-	-		67,200	$86,288

(a) The results of Gamesys for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of Gamesys, as set out in Bally’s Current Report on Form 8-K, dated April 13, 2021, incorporated by reference herein.

The classification of certain items presented by Gamesys under IFRS has been modified in order to align with the presentation used by Bally’s under U.S. GAAP. The following modifications were made to the Unaudited Pro Forma Statement of Operations presentation:

(b) Reclassification of Distribution costs to Gaming, racing, hotel, food and beverage, retail, entertainment and other.

(c) Includes the reclassification of £91.2 million and £8.8 million of amortization and depreciation, respectively to Depreciation and amortization.

(d) Reclassification of £5.0 million of Impairment of financial assets and £121.5 million of Administrative costs to Advertising, general and administrative.

(e) Reclassification of Severance costs and Transaction related costs to Acquisition, integration and restructuring expense

(f) Reclassification of Interest expense and Accretion on financial liabilities to Interest expense, net of amounts capitalized.

(g) Reflects reclassification of £5.3 million of depreciation and £1.2 million of interest expense related to leased assets to lease expense. Under IFRS, leases are not classified as operating or finance leases. A single recognition and measurement model is applied to all leases, which results in nearly all leases under IFRS being treated similarly to finance leases under U.S. GAAP. Under U.S. GAAP, leases are classified as either operating or finance leases on the basis of specific lease classification criteria. Management performed a preliminary assessment and concluded that Gamesys’ leases would be classified as operating leases under U.S. GAAP with lease expense recognized on a straight-line basis as part of Advertising, general and administrative expenses. Management concluded that there would not be a material difference between the expense already recognized and measuring lease expense on a straight-line basis under U.S. GAAP. Therefore, no further adjustment has been recorded.

Note 8 — Gamesys Combination adjustments

8(a) Preliminary purchase consideration and allocation

The Gamesys Combination, which is expected to close in the fourth quarter of 2021, will result in Bally’s acquiring all of the outstanding equity securities of Gamesys for an estimated purchase price of $3,429 million funded through debt financing and the issuance of equity, subject to certain customary post-closing adjustments. The Company will acquire both the operations and real estate of Gamesys.

Bally’s has performed a preliminary analysis of the fair value of Gamesys’ assets and liabilities based on publicly available benchmarking information as well as a variety of other factors, including market participant assumptions. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

(In thousands, except share and share price amounts)
Gamesys shares expected to be exchanged	28,003,501	(i)
Gamesys purchase price per share translated using April 7, 2021 spot rate	$25.51
Bally's closing share price on April 7, 2021	$62.01
Exchange ratio	0.343	(i)
Total Bally's shares to be issued	9,605,201
Total value of Bally's shares to be issued	$595,619	(i)
Total cash consideration paid at $25.43 price per Gamesys Share	$2,142,556	(ii)
Repayment of Gamesys Debt	$692,574	(iii)
Total purchase consideration	$3,430,748
Less total cash acquired	$(247,788)	(iv)
Purchase consideration, net of cash acquired	$3,182,960

Allocation of purchase consideration, net of cash acquired:
Estimated fair values of assets acquired
Current assets, excluding cash	$99,913	(v)
Intangible assets	$1,602,966	(v)
Other non current assets	$62,428	(v)
Total estimated fair values of liabilities assumed, excluding debt	$(263,890)	(v)
Deferred tax liability	$(304,563)	(v)
Residual Goodwill	$1,986,107
Less Gamesys’ historical goodwill	$(717,245)
Goodwill adjustment	$1,268,861	(vi)

(i)	Upon closing of the Gamesys Combination, Bally’s will provide Gamesys shareholders who elect to exchange their shares, 0.343 shares of Bally’s common stock for each share of Gamesys common stock. The remaining shares of Gamesys common stock will be settled in cash for which shareholders will be entitled to receive £18.50 per share. The table above assumes an exchange rate of $1.379 per Pound Sterling, based on the April 7, 2021 spot rate, which was used to translate the Gamesys price from Pounds Sterling to U.S. Dollars. Certain of Gamesys’ current shareholders holding an aggregate amount of 25.6% of Gamesys’ shares have agreed to receive shares of Bally’s Common Stock in the Combination. As such, for purposes of this Unaudited Pro Forma Financial Information, Bally’s estimates an aggregate amount of 25.6% of Gamesys’ outstanding shares (109,503,120 shares on April 7, 2021) will be exchanged for 9,605 thousand shares of Bally’s Common Stock, and the balance of Gamesys’ outstanding shares will be exchanged for cash. For purposes of this Unaudited Pro Forma Financial Information, Bally’s estimates that 74.43% of Gamesys’ outstanding shares will be exchanged for cash, resulting in aggregate cash consideration of $2,143 million to be financed through borrowings under the Bridge Facility ($2,378 million). The remaining proceeds from the Bridge Facility along with a portion of proceeds from the Equity Offerings will be used for the repayment of Gamesys’ EUR and GBP Term Facilities. The GLPI Commitment will be leveraged to the extent the proceeds from the equity offering are not sufficient.

The actual amount of purchase consideration that will be settled in equity will be determined upon consummation of the Gamesys Combination. A hypothetical 10% increase or decrease in the number of outstanding Gamesys shares that are exchanged for Bally’s Common Stock, all other factors remaining constant, would result in a corresponding increase or decrease in the equity consideration of $57.1 million, or 920 thousand shares of Bally’s Common Stock.

(ii)	Cash consideration assumes 74.43% of outstanding Gamesys shares will be exchanged for cash equal to £18.50 per share. In addition to the current Gamesys shares outstanding, an additional 2,502 thousand Gamesys shares are expected to vest immediately prior to the transaction which are also included in the calculation of cash consideration.

(iii)	Under the terms of the Gamesys Combination, Bally’s will repay the outstanding balance of Gamesys debt. The value of the Gamesys debt at December 31, 2020 has been included in the calculation of preliminary purchase consideration, however actual purchase consideration will reflect the balance of Gamesys’ debt outstanding as of the acquisition date.

(iv)	Cash acquired excludes $42 million dividend (28 pence per share) declared by Gamesys on March 8, 2021, payment of which will be accelerated upon transaction closing.

(v)	Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Gamesys based on its estimated fair value as of the closing date. Except as discussed in the notes below, the carrying value of Gamesys’ assets and liabilities are considered to approximate their fair values.

(vi)	The preliminary fair value adjustments are based on benchmark data available to Bally’s and is subject to change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired will have a corresponding impact on the amount of the goodwill recorded. Goodwill is attributable to the assembled workforce of Gamesys and planned growth in new markets through continued investment. Goodwill recorded is not expected to be deductible for tax purposes.

8(b) Represents the fair value of intangible assets acquired. This includes the total acquired finite-lived intangible assets less the historical intangible assets recorded by Gamesys.

(In thousands)	Year ended December 31, 2020
Trademarks and trade names	$184,014
Customer relationships	995,038
Developed technology (Software)	395,289
Partnership Agreement	28,624
Total acquired finite lived intangible assets	1,602,966
Less: historical intangible assets	(555,586)
Pro forma adjustment	$1,047,380

8(c) Represents non-recurring transaction costs that are expected to be incurred that have not been recognized in the historical financial statements of Gamesys.

8(d) Represents incremental amortization expense of $50,532 related to identified intangible assets acquired in connection with the Gamesys Combination. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated or management’s view based on historical experience with similar assets.

(In thousands)	Fair Value	Useful Life (Years)	Amortization Method	Year ended December 31, 2020
Trademarks and trade names	$184,014	10	Straight Line	$17,335
Customer relationships	995,038	10	Straight Line	93,735
Developed technology (Software)	395,289	7	Straight Line	53,196
Partnership Agreement	28,624	8	Straight Line	3,371
Gaming Licenses	N/A	N/A	Straight Line	-
Non-compete Agreements	N/A	N/A	Straight Line	-
Total acquired finite lived intangible assets	1,602,966	-	-	167,637
Less: historical intangible asset amortization expense				(117,105)
Pro forma adjustment				$50,532

The value of intangible assets is preliminary. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of $160.3 million and annual amortization expense of approximately $28.1 million, assuming an overall weighted average useful life of 9.22 years.

8(e) Represents repayment of Gamesys’ EUR and GBP Term Facilities ($692,574) and reversal of related interest expense ($30,817).

8(f) Reflects the income tax effect of pro forma adjustments the year ended December 31, 2020.

Bally’s has used a UK statutory tax rate of 19 percent to calculate the financing and acquisition related adjustments to the Pro Forma Balance Sheet. The total adjustment to deferred tax liabilities is related to the following estimated fair value adjustments:

(In thousands)	Fair Value	Tax rate	Pro Forma Deferred Tax Adjustment
Intangible assets, net	$1,602,966	19%	$304,563
Less: deferred taxes on historical intangible assets			(60,520)
Pro forma adjustment			$244,043

The tax impact of the financing and acquisition business-related adjustments to the Pro Forma Statement of Operations was a $8,796 tax benefit. This adjustment includes amortization, elimination of interest expense, interest expense related to borrowing costs, and transaction costs. The total tax impact was calculated using a tax rate of 19 percent.

8(g) Represents adjustments to equity related to the Gamesys Combination:

	Eliminate Gamesys' Equity	Issuance to Gamesys Shareholders	Transaction Costs	Total Acquisition Adjustments to Equity
Common stock	(14,994)	96	-	(14,898)
Additional paid-in capital	(12,131)	595,522	-	583,391
Treasury stock, at cost	-	-	-	-
Retained earnings	(335,723)	-	(26,580)	(362,303)
Other reserves	(345,128)	-	-	(345,128)
Accumulated other comprehensive loss	-	-	-	-
Total shareholders’ equity	(707,976)	595,619	(26,580)	(138,938)

Note 9 —  Financing Transaction adjustments

Adjustments to the Pro Forma Balance Sheet related to the Bridge Facility and GLPI Commitment include the following:

9(a) Represents an increase in cash related to net proceeds from the $2,378 million Bridge Facility entered into by Bally’s and proceeds from the $500 million GLPI Commitment to provide the financing necessary to pay the cash portion of the consideration payable to Gamesys’ shareholders upon consummation of the Gamesys Combination, net of related fees and expenses of $14.3 million for refinancing existing indebtedness from Gamesys upon consummation of the Combination and to pay fees, costs and expenses incurred in connection with the Combination:

(in thousands except for per share amounts)
Bally's share price on April 7, 2021	$62.01
Bally's shares to be issued to GLPI	8,063
Proceeds from GLPI	$500,000

Gross proceeds of Bridge Facility	$2,378,291
Bridge Facility fees	$(14,270)
Net proceeds from Bridge Facility	$2,364,022

Total proceeds from Financing Transactions	$2,864,022

9(b) Represents a $2,378 million increase in debt from the Bridge Facility, net of $14.3 million related fees and expenses.

9(c) Represents a $81 adjustment to common stock related to the issuance of 8.0 million shares, at par value of $0.01 per share, expected to be issued to GLPI (at an assumed purchase price equal to the closing sale price of Bally’s common stock on NYSE on April 7, 2021), and a $499.9 million adjustment to additional paid in capital related to the GLPI Commitment, as discussed above.

Adjustments to the Unaudited Pro Forma Income Statement related the Bridge Facility include the following:

9(d) Comprised of amortization of $14,227 of fees incurred in connection with the Bridge Facility and $38,934 of interest expense related to the Bridge Facility. The adjustment to record interest expense assumes the $2,378 Bridge Facility was obtained on January 1, 2020 and paid down to $1,559 million using proceeds from the Equity Offerings. The adjustment further assumes that this amount was outstanding for the full year 2020 at a weighted average rate of 2.66%. This rate is based on the 1 Month LIBOR rate at December 31, 2020 plus 2.50%. A change in the underlying interest rate of 1/8 of a percentage point would result in an increase or decrease in interest expense of $1,830.

9(e) Represents the tax benefit related to the Financing Transaction adjustments.

Note 10 — Equity Offerings adjustments

Adjustments to the Pro Forma Balance Sheet and Pro Forma Statement of Operations related to the Equity Offerings include the following:

10(a) Represents the net proceeds from the Equity Offerings which was used to pay down a portion of the Bridge Facility. A reconciliation of the gross proceeds from the Equity Offerings to the net cash proceeds after repayment of the Bridge Facility is set forth below:

(In thousands except per share amounts)
Class A common stock public offering price per share	$62.01
Shares of Class A common stock issued	9,676
Gross proceeds	600,000
Less: Underwriting discounts, commissions, and offering expenses	(21,000)
Net cash proceeds	579,000

TEU stated price	50.00
TEUs issued	5,000
Gross proceeds	250,000
Less: Underwriting discounts, commissions, and offering expenses	(8,750)
Net cash proceeds	241,250

Total net cash proceeds from offering	820,250
Cash proceeds from offering used to repay Bridge Facility	815,000
Net cash proceeds after repayment of Bridge Facility	$5,250

10(b) Represents an adjustment related to the TEUs, which includes (1) a $208.3 million adjustment to additional paid-in-capital for the TEU purchase contracts, which will, subject to postponement in certain limited circumstances, automatically settle on April 15, 2024, at which point the Company will deliver a specified number of shares of Common Stock per TEU based upon applicable settlement rates and the market value of the Company’s Common Stock at that time and (2) a $40.3 million increase in long-term debt related to the TEU amortizing note net of issuance costs.

10(c) Represents a $97 adjustment to common stock related to the issuance of 9.7 million shares, par value $0.01 per share, expected to be issued pursuant to the Common Stock Offering, and a $599.9 million adjustment to additional paid in capital related to the Common Stock Offering, as discussed above.

10(d) Represents a $28.3 million adjustment to the Pro Forma Statement of Operations and retained earnings related to the issuance fees and offering expenses for the Common Stock Offering and the TEU purchase contract, and a $1.5 million adjustment to the Pro Forma Balance Sheet to decrease long-term debt related to deferred financing costs associated with the TEU amortizing note.

10(e) Represents the net adjustment to interest expense related to (1) $2,038 rebate received for fees in connection with the Bridge Facility, resulting from repayment of the Bridge Facility with offering proceeds, (2) $2,505 interest expense on the TEU amortizing notes based on an interest rate of 6%, and (3) $487 amortization of deferred financing costs related to the TEU amortizing note. The terms of the TEU amortizing notes are subject to change based on completion of the TEU offering. A 1/8 of a percentage point change in the interest rate would affect interest expense by approximately $52.

10(f) Represents the tax benefit related to the Equity Offerings adjustments.

Note 11 — Pro forma earnings per share information

11(a) Represents the net earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Gamesys Combination, the Financing Transactions and the Equity Offerings, assuming the shares were outstanding since January 1, 2020. As the Gamesys Combination, the Financing Transactions and the Equity Offerings are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding assumes that the shares issuable relating to the Gamesys Combination, the Financing Transactions and the Equity Offerings have been outstanding for the entire period presented. For shares redeemed, this calculation is retroactively adjusted to eliminate such shares. Basic and diluted earnings per share are equal as the combined company has a pro forma net loss and the effect of converting the TEUs to common stock would be anti-dilutive.

(In thousands, except shares and per share amounts)	December 31, 2020
Pro forma net loss	$(10,491)
Basic and diluted weighted average common shares outstanding:
Historical share count	31,315,151
Expected shares issuable to Gamesys Shareholders	9,605,201
Additional issuance in Common Stock Offering	9,675,859
Additional issuance to GLPI	8,063,216
Basic and diluted weighted average common shares outstanding used in pro forma loss per share	58,659,426
Pro forma loss per share, basic and diluted	$(0.18)